PRESS RELEASE

DATE:	January 18, 2006	5:30 p.m. E.S.T.
CONTACT:	James L. Saner, Sr., President and CEO
MainSource Financial Group, Inc. 812-663-0157

MAINSOURCE FINANCIAL GROUP -- NASDAQ, MSFG

Announces Earnings for the Fourth Quarter and Full Year 2005

Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited results for the fourth quarter and twelve months ended December 31, 2005. The Company reported fourth quarter earnings per share of $0.26, which represents a 29.7% decrease compared to the $0.37 per share reported in the fourth quarter of 2004. However, during the fourth quarter of 2005, as previously announced, the Company incurred a $2.4 million pre-tax loss on the sale of $85 million of under-performing investment securities. On an after-tax basis, this reduced earnings per share by $0.12. In addition to the loss on securities, the Company also incurred $200,000 of pre-tax expenses related to the merger of two of its Indiana chartered banking affiliates. These expenses reduced earnings per share by $.01 after taxes. Therefore, on an operating basis, earnings per share would have been $0.39 for the fourth quarter of 2005, which represents an increase of 5.4% compared to the same period a year ago.

For the twelve months ended December 31, 2005, the Company reported earnings per share of $1.29 compared to $1.48 for 2004, which represents a 12.8% decrease. In addition to the aforementioned loss recorded in the fourth quarter, the Company incurred certain costs related to the acquisition of Madison Bank & Trust (“Madison”) and the consolidation of the Company’s other Indiana banking affiliates. In total, these costs amounted to $700,000 on a pre-tax basis, or $0.04 per share on an after-tax basis. The Company’s earnings per share for 2005 also include the addition of two million shares of common stock issued in its public offering in June and July of 2005. The offering negatively impacted earnings per share by $0.04 in 2005 because the Company was not able to fully utilize the new capital generated from the offering until the close of its acquisition of The Madison Bank and Trust Company, which occurred on August 26, 2005. Therefore, on an operating basis, the Company’s earnings per share would have been $1.49 for the full year 2005 or basically flat when compared to the same period a year ago.

Mr. Saner stated, “2005 was an unusual year for us. The Company consolidated two previously-owned independent bank charters, had a bank purchase which was immediately consolidated, sold almost half of our insurance agency which was located in Kentucky, repositioned our investment security portfolio at year end, and sold two million shares of common stock in order to raise $35 million in additional capital. Yet, in spite of all these events, our Company was able to maintain its operating earnings on a per share basis about the same as 2004. While we are not necessarily pleased with our overall earnings per share, we are not surprised and in fact are in line with what we expected. We are pleased that each of the events described above transpired in an almost seamless fashion and caused very little disruption to our customer service. We look forward to 2006 with a renewed emphasis on organic growth in both loans and deposits. We believe that 2006 will return the Company to its operating earnings per share growth that we have been accustomed to over the previous five years.”

4TH QUARTER RESULTS

NET INTEREST INCOME

Net interest income was $14.1 million for the fourth quarter of 2005, which represents an increase of 10.9% versus the fourth quarter of 2004. The increase was due primarily to the acquisition of Madison. Net interest margin, on a fully-taxable equivalent basis, was 4.00% for the fourth quarter of 2005 versus 3.76% for the fourth quarter of 2004. The Company’s yield on earning assets increased 61 basis points while its cost of funds increased 37 basis points.

NON-INTEREST INCOME

The Company’s non-interest income decreased to $3.0 million for the fourth quarter of 2005 compared to $4.9 million for the same period in 2004. Excluding losses on the sales of securities, non-interest income would have been $5.4 million for the fourth quarter of 2005, which represents an increase of 10.7%. Service charge income increased due primarily to the acquisition of Madison and other non-interest income increased as a result of income from bank-owned life insurance policies. Offsetting these increases were decreases in insurance commissions and mortgage banking income. Insurance commissions decreased due to the sale of the Kentucky division of the Company’s insurance subsidiary in March 2005. Mortgage banking income also decreased as refinancing activity slowed due to the increase in mortgage rates.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $12.5 million for the fourth quarter of 2005 compared to $11.6 million for the same period in 2004, an increase of 8.2%. The primary driver of the increase across all areas of non-interest expense was the acquisition of Madison and the aforementioned charter consolidation costs.

FULL YEAR RESULTS

ROE AND ROA

Key measures of the financial performance of the Company are return on average shareholders’ equity and return on average assets. Actual return on average shareholders’ equity was 11.27% for 2005 while return on average assets was 1.04%. On an operating basis, return on average shareholders’ equity was 12.35% for 2005 while return on average assets was 1.13%.

NET INTEREST INCOME

Net interest income was $53.6 million for the full year 2005, which represents an increase of 7.3% versus 2004. Net interest margin, on a fully-taxable equivalent basis, was 3.95% for 2005 compared to 3.87% for the same period a year ago.

NON-INTEREST INCOME

Non-interest income, excluding the $2.4 million loss on securities taken in the fourth quarter of 2005, was relatively flat at $19.7 million for 2005 compared to $19.5 million for the same period in 2004. The acquisition of Madison and the full year effect of the acquisition of Peoples Trust increased service charge and other non-interest income. Offsetting these increases were decreases in mortgage banking activity and insurance commissions. Mortgage banking income was $2.7 million in 2005 versus $3.2 million in 2004, a decrease of 15.8%. As interest rates on mortgages increased throughout the year, the Company anticipated this decrease in income. Insurance commissions decreased in 2005 as the Company disposed of the Kentucky division of its insurance subsidiary in March 2005. Insurance commissions related to the Indiana division of the insurance subsidiary increased by 9% in 2005 compared to 2004.

NON-INTEREST EXPENSE

Non-interest expense for 2005 was $48.6 million and increased by 5.9% compared to 2004. This increase was due primarily to the acquisition of Madison, the full-year effect of the acquisition of Peoples Trust and the aforementioned merger-related/charter consolidation costs.

ASSET QUALITY

Non-performing assets were $13.0 million as of December 31, 2005 compared to $15.7 million as of December 31, 2004 and represented 0.79% of total assets at December 31, 2005 versus 1.02% one year ago. Net charge-offs for 2005 equaled 0.35% of average outstanding loans compared to 0.24% for 2004. The Company’s allowance for loan losses as a percent of total outstanding loans was 1.09% as of December 31, 2005 compared to 1.26% as of December 31, 2004.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $1.6 billion. The Company operates 54 offices in 23 Indiana counties and six offices in three Illinois counties through its two banking subsidiaries, MainSource Bank, Greensburg, Indiana and MainSource Bank of Illinois, Kankakee, Illinois. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ materially from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company’s loan and investment portfolios.

Income Statement Summary	Three months ended Dec.31		Twelve months ended Dec. 31
	2005	2004	2005	2004
Interest Income	$21,651	$18,635	$80,475	$71,841
Interest Expense	7,522	5,889	26,827	21,839
Net Interest Income	14,129	12,746	53,648	50,002
Provision for Loan Losses	100	270	1,040	600
Noninterest Income:
Insurance commissions	446	548	1,991	2,643
Mortgage banking	663	779	2,693	3,198
Service charges on deposit accounts	2,075	1,723	7,510	6,912
Gain/(losses) on sales of securities	(2,421)	174	(2,179)	991
Other	2,206	1,628	7,317	5,800
Total Noninterest Income	2,969	4,852	17,332	19,544
Noninterest Expense:
Employee	6,524	5,943	27,121	25,411
Occupancy	949	821	3,542	3,165
Equipment	1,156	1,038	4,123	3,949
Intangible amortization	420	297	1,305	1,059
Other	3,497	3,474	12,485	12,296
Total Noninterest Expense	12,546	11,573	48,576	45,880
Earnings Before Income Taxes	4,452	5,755	21,364	23,066
Provision for Income Taxes	908	1,522	5,172	6,273
Net Income	$ 3,544	$ 4,233	$ 16,192	$ 16,793

Average Balance Sheet Data	2005	2004	2005	2004
Gross Loans	$966,404	$928,424	$935,474	$899,478
Earning Assets	1,455,223	1,382,378	1,406,139	1,343,333
Total Assets	1,636,232	1,543,318	1,564,020	1,488,866
Noninterest Bearing Deposits	157,449	144,783	144,647	131,110
Interest Bearing Deposits	1,182,951	1,121,392	1,099,855	1,072,997
Total Interest Bearing Liabilities	1,303,216	1,257,692	1,263,998	1,230,537
Shareholders' Equity	162,801	122,640	143,636	114,215

	Three months ended Dec.31		Twelve months ended Dec. 31
Per Share Data	2005	2004	2005	2004
Diluted Earnings Per Share	$0.26	$0.37	$1.29	$1.48
Cash Dividends Per Share	0.130	0.124	0.520	0.476
Market Value - High	18.82	26.47	23.96	26.47
Market Value - Low	17.15	19.27	17.15	16.48
Average Outstanding Shares (diluted)	13,482,104	11,538,960	12,563,837	11,371,994

	Three months ended Dec.31		Twelve months ended Dec. 31
Key Ratios	2005	2004	2005	2004
Return on Average Assets	0.86%	1.09%	1.04%	1.13%
Return on Average Equity	8.64%	13.69%	11.27%	14.70%
Net Interest Margin	4.00%	3.76%	3.95%	3.87%
Efficiency Ratio	71.15%	64.50%	66.64%	64.59%
Net Overhead to Average Assets	2.32%	1.73%	2.00%	1.77%

Balance Sheet Highlights
As of December 31	2005	2004
Total Loans (Excluding Loans Held for Sale)	$957,995	$929,005
Allowance for Loan Losses	10,441	11,698
Total Securities	446,834	428,686
Goodwill and Intangible Assets	60,575	47,071
Total Assets	1,641,624	1,549,379
Noninterest Bearing Deposits	161,568	145,999
Interest Bearing Deposits	1,191,129	1,080,368
Other Borrowings	97,961	187,154
Shareholders' Equity	161,069	123,320

Other Balance Sheet Data
As of December 31	2005	2004
Book Value Per Share	$11.96	$10.68
Loan Loss Reserve to Loans	1.09%	1.26%
Nonperforming Assets to Total Assets	0.79%	1.02%
Outstanding Shares	13,472,616	11,534,377

Asset Quality
As of December 31	2005	2004
Loans Past Due 90 Days or More and Still Accruing	$402	$431
Non-accrual Loans	9,985	13,611
Other Real Estate Owned	2,639	1,690
Total Nonperforming Assets	$13,026	$15,732